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--------                                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION             -----------------------------
 FORM 4                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
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/ / CHECK THIS BOX IF NO                    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                OMB NUMBER:       3235-0287
    LONGER SUBJECT TO                                                                                   EXPIRES: DECEMBER 31, 2003
    SECTION 16.  FORM 4 OR    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   ESTIMATED AVERAGE BURDEN
    FORM 5 OBLIGATIONS MAY       Section 17(a) of the Public Utility Holding Company Act of 1935 or     HOURS PER RESPONSE .... 0.5
    CONTINUE.  SEE                       Section 30(h) of the Investment Company Act of 1940           -----------------------------
    INSTRUCTION 1(b).
(Print or Type Responses)
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1. Name and Address of Reporting Person*     2. Issuer Name AND Ticker or Trading Symbol     6. Relationship of Reporting Person(s)
                                                                                                 to Issuer (Check all applicable)
                                                The Washington Post Company                     X   Director         X   10% Owner
   Graham, Donald E.                            WPO                                            ----                 ----
---------------------------------------------------------------------------------------------   X   Officer (give        Other
    (Last)        (First)        (Middle)    3. I.R.S. Identification   4. Statement for       ----          title  ---- (specify
                                                Number of Reporting        Month/Day/Year                    below)       below)
   The Washington Post Company                  Person, if an entity                                      COB AND CEO
   1150 15th Street, N.W.                       (voluntary)                December 30, 2002  -------------------------------------
--------------------------------------------                            --------------------- 7. Individual or Joint/Group Filing
                  (Street)                                              5. If Amendment,          (Check Applicable Line)
                                                                           Date of Original   X  Form filed by One Reporting Person
                                                                           (Month/Day/Year)   --
                                                                                              ___Form filed by More than One
   Washington       DC              20071                                                        Reporting Person
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    (City)       (State)            (Zip)        TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
   USA
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1. Title of               2. Trans-     3. Trans-     4. Securities Acquired (A)      5. Amount of      6. Owner-     7. Nature
   Security                  action        action        or Disposed of (D)              Securities        ship          of In-
   (Instr. 3)                Date          Code          (Instr. 3, 4 and 5)             Beneficially      Form:         direct
                                           (Instr. 8)                                    Owned Follow-     Direct        Bene-
                             (Month/                                                     ing Reported      (D) or        ficial
                             Day/          ------------------------------------------    Transaction(s)    Indirect      Owner-
                             Year)                                   (A) or              (Instr. 3         (I)           ship
                                           Code    V       Amount    (D)     Price        and 4)           (Instr. 4)    (Instr. 4)

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Class B Common Stock        12/30/02       A**              300        A       N/A             900             D
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                                                                                             5,800             I         Trust for
                                                                                                                         Sibing*
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                                                                                            98,923             I         Revocable
                                                                                                                         Trust
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                                                                                            58,860             I         Trust for
                                                                                                                         Children*
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                                                                                             5,000             I         Trust for
                                                                                                                         Third Party
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** Class B shares awarded as restricted stock under incentive Plan                          35,000             I          Spouse*
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                (Over)
* If the form is filed by more than one reporting person, SEE Instruction 4(b)(v).                                SEC 1474 (7-96)

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FORM 4 (CONTINUED)          TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security     2. Conver-   3. Trans-      4. Transac-   5. Number of Deriv-      6. Date Exer-
   (Instr. 3)                          sion or      action         tion Code     ative Securities Ac-     cisable and Ex-
                                       Exercise     Date           (Instr. 8)    quired (A) or Dis-       piration Date
                                       Price of    (Month/                       posed of (D)             (Month/Day/
                                       Deriv-       Day/                         (Instr. 3, 4, and 5)     Year)
                                       ative        Year)
                                       Security

                                                                --------------------------------------  ----------------
                                                                                                          Date     Expira-
                                                                                                          Exer-    tion
                                                                   Code    V        (A)        (D)        cisable  Date
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7. Title and Amount of          8. Price of      9. Number of     10. Ownership     11. Nature of
   Underlying Securities           Derivative       Derivative        Form of           Indirect
   (Instr. 3 and 4)                Security         Securities        Derivative        Beneficial
                                   (Instr. 5)       Beneficially      Securities:       Ownership
                                                    Owned             Direct (D) or     (Instr. 4)
                                                    Following         Indirect (I)
                                                    Reported          (Instr. 4)
                                                    Transaction(s)
   -----------------------                          (Instr. 4)
   Title         Amount or
                 Number of
                 Shares
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Explanation of Responses:

* The reporting person disclaims any beneficial ownership of these shares. In addition to the direct and indirect ownership of
  Class B shares herein, I am one of five trustees of a charitable trust which owns 46,339 Class B shares in which I discliam any beneficial ownership.



                                                             /s/ Donald E. Graham           January 2, 2003
                                                     -----------------------------------  --------------------
                                                       **Signature of Reporting Person             Date
                                                                Donald E. Graham


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
          SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this                                      Page 2
form are not required to respond unless the form displays a currently valid OMB Number.                             SEC 1474 (7-96)

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